Exhibit 99.1

AC Management Group, LLC and Affiliates

Consolidated Financial Statements

December 31, 2020 and 2019

5300 N. Central #200 ● Phoenix, Arizona 85012

602.776.6300 ● 1.888.346.0072 ● FAX: 602.279.4537 ● WWW.PRICEKONG.COM

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors

AC Management Group, LLC and Affiliates

Tempe, Arizona

We have audited the accompanying consolidated financial statements of AC Management Group, LLC and Affiliates, which comprise the consolidated statements of financial position as of December 31, 2020 and 2019, and the related consolidated statements of income, changes in members’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal controls relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material mistatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AC Management Group, LLC and Affiliates as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Price, Kong & Co., CPA’s, P.A.

Phoenix, Arizona

March 29, 2021

5300 N. Central #200 ● Phoenix, Arizona 85012

602.776.6300 ● 1.888.346.0072 ● FAX: 602.279.4537 ● WWW.PRICEKONG.COM

AC MANAGEMENT GROUP, LLC & AFFILIATES

Consolidated Statements of Financial Position

December 31, 2020 and 2019

	2020	2019
ASSETS
Current Assets
Cash and cash equivalents	$2,133,021	$737,337
Accounts receivable	107,462	184,614
Inventory	1,272,231	840,746
Prepaid expenses	172,685	25,079
Total Current Assets	3,685,399	1,787,776

Noncurrent Assets
Property and equipment, net of accumulated depreciation	6,553,836	298,947
Security deposits	77,100	77,100
Total Noncurrent Assets	6,630,936	376,047

Total Assets	$10,316,335	$2,163,823

LIABILITIES AND MEMBERS’ EQUITY

Current Liabilities
Accounts payable	$245,874	$58,029
Accrued expenses	516,800	212,486
Income tax payable	521,355	52,209
Due to related parties	179,750	40,563
Sales tax payable	64,685	67,275
Total Current Liabilities	1,528,464	430,562

Noncurrent Liabilities
Deferred tax liability	30,000	-

Total Liabilities	1,558,464	430,562

Members’ Equity	8,757,871	1,733,261

Total Liabilities and Members’ Equity	$10,316,335	$2,163,823

The accompanying notes are an integral part of these consolidated financial statements.

AC MANAGEMENT GROUP, LLC & AFFILIATES

Consolidated Statements of Income

December 31, 2020 and 2019

	2020	2019
Revenues
Retail Sales	$6,214,283	$5,112,883
Wholesale Sales	4,159,630	2,193,406
Total Revenues	10,373,913	7,306,289

Cost of Goods Sold	6,437,456	5,250,497

Gross Profit	3,936,457	2,055,792

Operating Expenses
Salaries and wages	1,324,339	1,460,787
Rent	305,555	355,984
Advertising	212,904	212,573
Professional fees	167,334	140,678
Royalties	163,749	47,721
Travel and training	52,893	29,265
Office expenses	36,845	34,241
Computer and internet	36,633	46,319
Insurance	34,854	38,225
Repairs and maintenance	23,511	28,236
Utilities	19,368	17,453
Bad debt expense	11,400	25,000
Depreciation	1,053	219
Licensing	-	281
Other	79,031	56,227
Total Operating Expenses	2,469,469	2,493,209

Operating Income (Loss)	1,466,988	(437,417)

Other Income (Expense)
ATM fees	9,437	8,560
Interest expense	-	(57,942)
Income tax expense	(523,173)	(52,209)
Deferred tax expense	(30,000)	-
Other income	50,000	864,407
Total Other Income (Expense)	(493,736)	762,816

Net Income	$973,252	$325,399

The accompanying notes are an integral part of these consolidated financial statements.

AC MANAGEMENT GROUP, LLC & AFFILIATES

Consolidated Statements of Changes in Members’ Equity

December 31, 2020 and 2019

Members’ Deficit as of January 1, 2019	$(2,713,035)

Members’ Contributions	4,120,897
Net Income	325,399

Members’ Equity as of December 31, 2019	1,733,261

Members’ Contributions	6,051,358
Net Income	973,252

Members’ Equity as of December 31, 2020	$8,757,871

The accompanying notes are an integral part of these consolidated financial statements.

AC MANAGEMENT GROUP, LLC & AFFILIATES

Consolidated Statements of Cash Flows December 31, 2020 and 2019

	2020	2019
Net income	$973,252	$325,399
Adjustments to reconcile change in members’ equity to net cash provided by (used for ) operating activities:
Depreciation expense	38,866	15,616
(Increase) decrease in operating assets:
Accounts receivable	77,152	(127,358)
Inventory	(431,485)	(626,951)
Prepaid expenses	(147,606)	(6,512)
Increase (decrease) in operating liabilities:
Accounts payable	187,845	(98,135)
Accrued expenses	304,314	128,034
Income tax payable	469,146	52,209
Sales tax payable	(2,590)	67,275
Due to related party	139,187	40,563
Deferred tax liability	30,000	-
Net cash provided by (used for) operating activities	1,638,081	(229,860)

Cash Flows from Investing Activities:
Purchases of property and equipment	(6,293,755)	(291,297)
Net cash used for investing activities	(6,293,755)	(291,297)

Cash Flows from Financing Activities:
Principal payments on notes payable to related party	-	(3,053,129)
Contributions from members	6,051,358	4,120,897
Net cash provided by financing activities	6,051,358	1,067,768

Net Change in Cash	1,395,684	546,611

Cash - Beginning of Year	737,337	190,726

Cash - End of Year	$2,133,021	$737,337

Supplemental Disclosure of Cash Flow Information
Income taxes paid	$51,300	$-

The accompanying notes are an integral part of these consolidated financial statements.

AC Management Group, LLC and Affiliates

Notes to the Consolidated Financial Statements

December 31, 2020 and 2019

NOTE 1 – NATURE OF OPERATIONS

AC Management Group, LLC (“AC Management”) is an Arizona Limited Liability Company organized in May 2015. The Company is engaged in the leasing of supplies, labor, and other managed services to two medical marijuana dispensaries located in the state of Arizona, as described below. AC Management engages only with those dispensaries that are properly licensed and in good standing with the state of Arizona. The services are performed under cost- plus-fee contracts, fixed-price contracts, and fixed-price contracts modified by incentive and penalty provisions.

CJK, Inc. dba Hana Meds (“CJK”) is an Arizona corporation operating on a not-for-profit basis that was incorporated in April 2012. CJK’s mission is to function as a full service alternative health and wellness facility that provides medicinal cannabis and natural homeopathic remedies in a compassionate, safe and supportive environment for qualified patients and caregivers. To this end, CJK operates as a medical marijuana dispensary and a medical marijuana cultivation facility, while at all times complying with the Arizona Medical Marijuana Act, Arizona Revised Statutes (A.R.S.) Title 36, Chapter 28 (the “Act”), and the rules and regulations propagated by the Arizona Department of Health Services (“DHS”) (the “Rules” thereunder).

Broken Arrow Herbal Center, Inc. dba Hana Meds (“Broken Arrow”) is an Arizona corporation operating on a not-for-profit basis that was incorporated in June 2011. Broken Arrow’s mission is to function as a full service alternative health and wellness facility that provides medicinal cannabis and natural homeopathic remedies in a compassionate, safe and supportive environment for qualified patients and caregivers. To this end, Broken Arrow operates as a medical marijuana dispensary and a medical marijuana cultivation facility, while at all times complying with the Act, and the Rules.

Altogether, the entities listed above are referred to as AC Management Group, LLC and Affiliates (“the Company”).

The Company’s operations are dependent on the Arizona medical marijuana dispensaries, including the economic and legal conditions which affect the medicinal cannabis and health care industries. Changes in those conditions may affect the Company’s continuing operations.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principals of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of the Company and its affiliates described in Note 1. All intercompany balances and transactions have been eliminated upon consolidation.

AC Management Group, LLC and Affiliates

Notes to the Consolidated Financial Statements

December 31, 2020 and 2019

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – continued

Accounting Method

The consolidated financial statements of the Company have been prepared on the accrual basis of accounting under accounting principles generally accepted in the United States of America (“U.S. GAAP”). In accordance with this method of accounting, revenue is recognized in the period in which it is earned and expenses are recognized in the period in which they are incurred. All revenue and expenses which are applicable to future periods have been presented as deferred or prepaid on the accompanying statements of financial position

Risks and Uncertainties

The Company’s operations are subject to risk and uncertainties including financial, operational, regulatory and other risks including the potential risk of business failure. The Company conducts substantially all of its business in Arizona. Additionally, the Company operates in the medical marijuana industry. Consequently, any significant economic downturn in the Arizona market or any changes in the federal government’s enforcement of current federal laws or changes in state laws could potentially have a negative effect on the Company’s business, results of operations and financial condition. The majority of the Company’s cash and cash equivalents are held at major commercial banks, which may at times exceed the Federal Deposit Insurance Corporation (“FDIC”) limit. To date, the Company has not experienced any losses on its invested cash. The Company had no cash equivalents at December 31, 2020 and 2019.

Fair Value of Financial Instruments

The carrying amounts reported in the consolidated statements of financial position for cash, accounts receivable, prepaid expenses, inventory, and other current assets, accounts payable, accrued expenses, and other payables approximate their fair market value based on the short- term maturity of these instruments.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. The more significant estimates and assumptions are those used in determining collectability of accounts receivable and useful lives of property and equipment. Actual results may differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, and deposits in financial institutions and other deposits that are readily convertible into cash. For purposes of the statements of cash flows, the Company considers all highly liquid instruments with original maturities of three months or less to be cash and cash equivalents.

AC Management Group, LLC and Affiliates

Notes to the Consolidated Financial Statements

December 31, 2020 and 2019

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – continued

Accounts Receivable

Accounts receivable due under the management contracts are recorded based on contractual prices and terms specific to the contract. The Company provides for potentially uncollectable accounts receivable by use of the allowance method. The allowance is provided based upon a review of the individual accounts outstanding, prior history of uncollectable accounts receivable and existing economic conditions. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change. Normal accounts receivable are due 15 days after the issuance of the invoice. Receivables past due more than 60 days are considered delinquent. Delinquent receivables are written off based on individual credit evaluation and specific circumstances of the customer.

At December 31, 2020, 2019, and 2018, the net trade accounts receivable balance was $107,462, $184,614, and $57,256, respectively. The allowance for doubtful accounts was $25,000, $25,000, and $0, as of December 31, 2020, 2019, and 2018, respectively.

Inventory

Inventories are stated at the lower of cost or net realizable value, with cost determined by the first-in, first-out (FIFO) method.

Property and Equipment

Property and equipment are stated at cost and depreciated on the straight-line method over their estimated useful lives, typically three to ten years and up to 40 years for buildings. Amortization of leasehold improvements is computed on the straight-line method over the shorter of the life of the improvement or the term of the lease. The Company has a capitalization policy of $2,500.

Operating Leases

A lease of property and equipment is classified as an operating lease whenever the terms of the lease do not transfer substantially all of the risks and rewards of ownership to the lessee. Lease payments are recognized as an expense on a straight-line basis over the lease term, except where another systematic basis is more representative of the time pattern in which the economic benefits are consumed.

Revenues

The Organization derives its revenues primarily from the sale of medicinal marijuana, CBD, and related products in Arizona. Revenues are recognized at a point in time when control of these products is transferred to its customers, in an amount that reflects the consideration the Organization expects to be entitled to in exchange for those products. Sales and other taxes the Organization collects concurrent with revenue-producing activities are excluded from revenue. Any shipping and handling fees charged to customers are reported within revenue. Incidental items that are immaterial in the context of the contract are recognized as expense.

AC Management Group, LLC and Affiliates

Notes to the Consolidated Financial Statements

December 31, 2020 and 2019

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – continued

Revenues - continued

The Organization does not have any significant financing components as payment is received at or shortly after the point of sale. Costs incurred to obtain a contract will be expenses as incurred when the amortization period is less than a year.

Variable Consideration

The nature of the Company’s business gives rise to variable consideration, including rebates, allowances, and returns that generally decrease the transaction price which reduces revenue. These variable amounts are generally credited to the customer, based on achieving certain levels of sales activity, product returns or price concessions.

Variable consideration is estimated at the most likely amount that is expected to be earned. Estimated amounts are included in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. Estimates of variable consideration are estimated based upon historical experience and known trends.

The Company determined that no reserve was necessary for variable consideration based on its historical experience.

Advertising

The Company expenses advertising as incurred. During the years ended December 31, 2020 and 2019, the Company incurred advertising expenses of $212,904 and $212,573, respectively.

Income Taxes – AC Management Group, LLC

AC Management Group, LLC has elected to be taxed as a partnership for Federal and state income tax purposes, wherein all income or loss of the Company are passed through to the members and reported on their respective income tax returns. Accordingly, no provision for income taxes has been included in these consolidated financial statements related to AC Management Group, LLC.

U.S. GAAP require management to perform an evaluation of all income tax positions taken or expected to be taken in the course of preparing the Company’s income tax returns to determine whether the income tax positions meet a “more likely than not” standard of being sustained under examination by the applicable taxing authorities. This evaluation is required to be performed for all open tax years, as defined by the various statutes of limitations, for Federal and state purposes. Due to the nature of the industry the Company serves, it is possible that the IRS would impose Internal Revenue Code Section 280E (“280E”). The imposition of 280E would disallow all tax deductions for general and administrative expenses. Management believes the imposition of 280E cannot be reasonably estimated and is unlikely to occur.

AC Management Group, LLC and Affiliates

Notes to the Consolidated Financial Statements

December 31, 2020 and 2019

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – continued

Income Taxes – CJK and Broken Arrow

In accordance with the Act, CJK and Broken Arrow are registered non-profit entities under Arizona law, and therefore not subject to state income tax. However, due to the nature of the dispensary activities under Federal law, these entities are subject to Federal income tax, with limited deductions for certain operating expenses in accordance with Section 280E of the Code. U.S. GAAP, imposes a threshold for determining when an income tax benefit can be recognized. The threshold imposed for financial statement reporting is generally higher than the threshold imposed for claiming deductions in income tax returns. There is no liability, asset, or provision for income taxes reported by the Organization as a result of applying this threshold.

CJK and Broken Arrow adopted the accounting standard for uncertainty in income taxes, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under this guidance, the entities may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The guidance on accounting for uncertainty in income taxes also addresses de-recognition, classification, interest and penalties on income taxes, and accounting in interim periods. As a result of implementation of this guidance, management believes that any uncertainties do not represent a significant liability.

Deferred Tax Asset

The entire deferred tax assets resulting from the net operating losses at CJK and Broken Arrow have been allowed for, as the implications of 280E leave uncertainty regarding the ability to realize the tax benefit of the net operating losses in the future. Management believes that the guidance under Code Section 280E has been appropriately applied.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)”. ASU 2016-02 sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to recognize a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. The pronouncement requires a modified retrospective method of adoption and is effective for private companies on January 1, 2022, with early adoption permitted. The Company has not yet completed its assessment of the impact the adoption of this pronouncement will have on the financial statements.

AC Management Group, LLC and Affiliates

Notes to the Consolidated Financial Statements

December 31, 2020 and 2019

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – continued

Subsequent Events

Subsequent events have been evaluated by management through March 29, 2021, which is the date the consolidated financial statements were available to be issued. See Note 9 for subsequent event disclosure.

NOTE 3 – INVENTORIES

Components of the Company’s inventories as of December 31, 2020 and 2019, consist of the following:

	2020	2019
Flower	$972,743	$702,648
Materials and supplies	138,459	-
Concentrates	103,870	99,033
Edibles	53,889	30,128
Accessories	2,827	5,106
Topicals	443	3,831
Total inventory	$1,272,231	$840,746

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2020 and 2019 are summarized as follows:

	2020	2019
Leasehold improvements	$397,678	$-
Vehicles and equipment	238,546	170,133
Less: Accumulated depreciation	(81,050)	(42,185)
Net, depreciable property and equipment	555,174	127,948
Construction in progress	5,998,662	170,999
Net, property and equipment	$6,553,836	$298,947

Depreciation expense for the years ended December 31, 2020 and 2019, totaled $38,866 and $15,616, a portion of which has been allocated to cost of goods sold.

NOTE 5 – OPERATING LEASES

On May 1, 2018, Broken Arrow entered into a new lease for the Chino Valley, AZ property, with a term of 22 years, expiring April 30, 2040. The second amendment to this agreement dictates a fixed monthly base rent of $32,800, as well as property and other taxes.

AC Management Group, LLC and Affiliates

Notes to the Consolidated Financial Statements

December 31, 2020 and 2019

NOTE 5 – OPERATING LEASES – continued

On May 1, 2018, Broken Arrow entered into a new lease for the Green Valley, AZ property, with a term of 22 years, expiring April 30, 2040 with a fixed monthly base rent of $3,500, as well as property and other taxes.

On May 1, 2018, CJK entered into a lease for the Tempe, AZ property, with a term of 22 years, expiring April 30, 2040. The first amendment to this agreement dictates a fixed monthly base rent of $49,200, as well as real property and other taxes. The rent is allocated between CJK, for use of cultivation space, and AC Management, for use of administration space.

On May 1, 2018, CJK entered into a new lease for the Kingman, AZ property, with a term of 22 years, expiring April 30, 2040, with a fixed monthly base rent of $4,000, as well as real property and other taxes.

Future minimum rental payments on the non-cancelable leases are as follows as of December 31,

2021	$1,074,000
2022	1,074,000
2023	1,074,000
2024	1,074,000
2025	1,074,000
Thereafter	15,394,000
Total	$20,764,000

The total rental expense for the years ending December 31, 2020 and 2019 was $979,363 and $1,123,893, respectively, a portion of which has been allocated to cost of goods sold.

NOTE 6 – RELATED PARTY TRANSACTIONS

TC AZ Holdings II, Inc.

CJK entered into an agreement for royalties with a company that is owned by certain members of CJK’s Board of Directors. The royalty is calculated on an annual basis and shall be payable no later than 90 days after the end of each calendar year. The total due to the related party for the year ended December 31, 2020 and 2019 was $179,750 and $40,563, respectively.

AC Management Group, LLC and Affiliates

Notes to the Consolidated Financial Statements

December 31, 2020 and 2019

NOTE 7 – INCOME TAXES

Under Federal law, the Organization is a taxable entity and is therefore subject to Federal income tax. Deferred income taxes are a result of timing differences between book and taxable income. The major timing difference for deferred income taxes payable as of December 31, 2020 is as follows:

Deferred Tax Liability
Tax versus book depreciation differences	$142,881
Approximate federal tax rates over recovery period	21%
Deferred Income Tax Liability (rounded)	$30,000

NOTE 8 – COMMITMENTS AND CONTINGENCIES

The Company operations are subject to a variety of local and state regulation. Failure to comply with one or more of those regulations could result in fines, restrictions on its operations, or losses of permits or licenses that could result in the Company ceasing operations. While management of the Company believe that the Company are in compliance with applicable local and state regulation as of December 31, 2020, medical marijuana regulations continue to evolve and are subject to differing interpretations. As a result, the Company could indirectly be subject to regulatory fines, penalties, or restrictions.

Periodically, the Company may be contingently liable with respect to claims incidental to the ordinary course of its operations. In the opinion of management, and based on management’s consultation with legal counsel, the ultimate outcome of such matters will not have a materially adverse effect on the Company. Accordingly, no provision has been made in the accompanying financial statements for losses, if any, which might result from the ultimate disposition of these matters should they arise.

NOTE 9 – SUBSEQUENT EVENT

The State of Arizona passed the ballot measure Arizona Proposition 207 (the “Smart and Safe Act”) in November 2020, which allows for the legalization and taxation of recreational cannabis for adult use. Subsequent to year-end, CJK and Broken Arrow were approved for adult use sales by the Arizona Department of Health Services. As a result of the modifications to the regulatory environment in which these entities operate, management anticipates significant increases in net sales.

AC Management Group, LLC and Affiliates

Notes to the Consolidated Financial Statements

December 31, 2020 and 2019

NOTE 9 – SUBSEQUENT EVENT – continued

The Smart and Safe Act allows CJK and Broken Arrow the opportunity to convert to a for-profit entity. Currently, the entities intend to maintain their non-profit entity status. One result of this will be that medicinal sales will not be subject to Arizona state income taxes; however, in accordance with the Smart and Safe Act, adult-use sales will be subject to Arizona state income taxes. Various other financial and nonfinancial impacts are likely to occur as a result of the Smart and Safe Act.

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